AMENDMENT TO
                           BUILDERS PROLOAN FUND, INC.
                              MANAGEMENT AGREEMENT

         This Amendment to the Management Agreement ("Amendment") is entered into and effective as of October 12, 1998 by and between Builders ProLoan Fund, Inc., a Maryland corporation (the "Fund"), and Capital Mortgage Management, Inc., a Delaware corporation (the "Manager").

         WHEREAS, the Fund and the Manager entered into a Management Agreement (the "Agreement") dated as of October 17, 1997 and they desire to amend the Agreement as provided herein;

         NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. AMENDMENT. Schedule A of the Agreement is hereby amended by replacing the fee schedule with the following:

         For the Builders ProLoan Fund, Inc.

                   Advisory Fee as a % of
                  Average Daily Net Assets            Average Daily Net Assets
                  ------------------------            ------------------------

                  Up to $300 million                           0.15%

                  $300 million and above                       0.13%

                  PLUS all fees payable to the Fund's subadviser.

         2. RATIFICATION AND CONFIRMATION OF AGREEMENT. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

         3. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4. DEFINED TERMS. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

         5. MODIFICATION AND GOVERNING LAW. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.
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         IN WITNESS WHEREOF,  the parties have executed this Amendment effective as of the date first above written.

BUILDERS PROLOAN FUND, INC.                    CAPITAL MORTGAGE MANAGEMENT, INC.


------------------------------                 ---------------------------------
By: John W. Stewart                            By: John W. Stewart
Title: President                               Title: President and Chairman